Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Franklin T. Klink, III
Chief Financial Officer
717-597-2137

COMMON STOCK REPURCHASE PROGRAM INITIATED

September 14, 2006 - The Board of Directors of Tower Bancorp, Inc. is pleased to announce the approval of a plan to purchase, in open market and privately negotiated transactions, up to 100,000 shares of its outstanding common stock.

In announcing the plan, Jeff Shank, President and Chief Executive Officer of Tower Bancorp, Inc. stated that the Board of Directors currently has a stock repurchase plan in place and believes this additional opportunity to purchase Tower Bancorp, Inc.’s common stock represents an attractive opportunity for the Corporation and its shareholders. The purchases are expected to be funded by using available excess capital.

Tower Bancorp, Inc. is the parent bank holding company of The First National Bank of Greencastle.

Tower Bancorp, Inc., stock is quoted and traded under the symbol TOBC.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.’s filings with the Securities and Exchange Commission.

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